Exhibit 99.1
NEWS RELEASE
Contact:
Gastar ration Ltd.
Michael A. Gerlich, Chief Financial Officer
713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

GASTAR EXPLORATION REPORTS
THIRD QUARTER 2010 RESULTS

HOUSTON, November 4, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) today reported financial and operating results for the three and nine months ended September 30, 2010.

Net loss for the third quarter of 2010 was $16.4 million, or $0.33 per share.  Excluding a previously announced litigation expense of $21.2 million, an unrealized hedging gain of $5.5 million and certain other small items, the adjusted net loss was $776,000, or $0.02 per share.  This compares to reported net income of $108.5 million, or $2.21 per diluted share, for the third quarter of 2009.  Excluding the impact of several special items -- including a $193.4 million gain on the sale of the Company’s Australian assets, $65.8 million of income tax expense related to the sale of the Australian assets, a foreign transaction gain of $3.8 million, early debt extinguishment expense of $15.9 million, a $3.3 million unrealized natural gas hedging loss and a $495,000 non-cash warrant derivative loss, net loss for the third quarter of 2009 was $3.2 million, or $0.07 per share.

Net cash flow provided by operations for the third quarter of 2010 was $3.4 million compared to net cash used by operations of $2.7 million in the same period last year.  Net cash flow from operations was $7.8 million and $12.7 million for the nine months ended September 30, 2010 and 2009, respectively.  Our cash flow from operations before working capital changes for the third quarter of 2010 was $2.6 million and $8.1 million for the nine months ended September 30, 2010.

Natural gas and oil revenues were $8.7 million in the third quarter, up from $7.6 million a year ago.  The increase in revenues was the result of an 18% increase in commodity prices partially offset by a 3% decrease in volumes.  Average daily production was 22.6 million cubic feet of natural gas equivalent (MMcfe) for the third quarter of 2010, compared to 23.3 MMcfe per day for the same period in 2009.

During the third quarter, approximately 79% of our natural gas production was hedged.  The realized effect of hedging on natural gas sales was an increase of $1.5 million in revenues and resulted in an increase in total price received from $3.39 per thousand cubic feet (Mcf) to $4.09 per Mcf.  The realized hedge impact includes a $159,000 gain from the amortization of prepaid put purchase and call sale premiums.  Excluding the non-cash amortization, the realized effect of hedging was a gain of $1.3 million, which is composed of $2.1 million of NYMEX hedge gains offset by $275,000 of regional basis losses and payment of deferred put premiums of $484,000.  For the remainder of 2010, we have costless collar hedges for approximately 8,600 million Btu (MMBtu) per day with a weighted average floor of $6.31, short put of $4.43 and a ceiling of $7.58.  In addition, we have put spread hedges for approximately 9,400 MMBtu per day with a weighted average floor of $5.93 and a short put of $4.19.

Lease operating expense (LOE) was $1.5 million in the third quarter of 2010, down from $1.8 million a year ago.  LOE per Mcfe of production decreased to $0.74, compared to $0.82 per Mcfe during the third quarter of 2009.  The decrease per Mcfe was primarily due to lower ad valorem taxes and lease operating expense partially offset by higher workover costs and lower production volumes.

Operations Review and Update

In East Texas, third quarter net production from the Hilltop area averaged 20.1 MMcfe per day, up from 13.6 MMcfe per day in the second quarter of 2010.  The increase in volumes was due to the return of the Belin #1 well to production, following successful operational repairs late in the second quarter, and bringing a new well, the Donelson #4, on production in late June.  Additionally, production during the third quarter was slightly higher than expected due to the Streater #1, a middle Bossier well, coming on production on September 20 versus early October as originally expected.  The well was completed in one zone and is currently producing approximately 7.6 MMcf per day.  Gastar has a 100% before payout working interest (76% before payout net revenue interest) in the Streater #1 well.

Also during the third quarter, we began drilling our first Eagle Ford test well, the Wildman #7H and are currently waiting on service company availability to fracture stimulate the well, which is expected to occur in late December.  A rig is currently moving to drill our second well to test the Glen Rose formation, the Wildman #8H, which should spud later this month.  In late November, we expect to begin drilling the Belin #2 well, a lower Bossier well located adjacent to the Belin #1 well, which if successful could prove up a new fault block.

Capital expenditures for the third quarter in East Texas were $11.2 million, and we expect to spend approximately $10.4 million in East Texas during the fourth quarter on capital projects.

In Appalachia during the third quarter, we began drilling our first operated horizontal Marcellus Shale test, the Wengerd #1 in Marshall County, West Virginia, which is the initial activity within our new joint venture with an affiliate of Atinum Partners Co., Ltd.  Under the terms of the agreement, Atinum will pay 87.5% of the cost of the well for a 50% interest.  We expect to have the well fraced by late first quarter 2011, and if successful, it would go on production shortly thereafter.

Atinum and Gastar are also participating in a seven well program to test the Marcellus Shale on acreage pooled with an offset operator in Butler County, Pennsylvania.  Atinum and Gastar collectively own 38.4% of the seven wells, and Atinum will pay 87.5% of the combined net cost.  The vertical sections of the wells have been drilled from one pad, with a larger rig scheduled to drill horizontal sections in all seven wells early next year.  Completion activity is expected to begin in the second quarter of 2011, with the wells scheduled to be fraced and put on production starting mid-year.

Capital expenditures for the third quarter in Appalachia were $6.0 million, and we expect to spend approximately $1.5 million in Appalachia during the fourth quarter on capital projects.

J. Russell Porter, Gastar's President and CEO, stated, “With the closing of our Atinum joint venture, we are dramatically stepping up our development activity in our Appalachia acreage and expect to have an interest in at least eight wells producing from the Marcellus Shale by mid-2011.  Additionally, we have an even more active drilling program planned for 2011, with at least another dozen operated horizontal wells planned.  Our focus will be to initially target wells near infrastructure and in areas that are expected to have higher liquids content.  With over half of our total Marcellus Shale acreage expected to generate production with meaningful liquids content, we believe this strategy will enhance our returns if natural gas prices remain low.

“Likewise in East Texas, we are focusing our capital budget toward testing the potential for oil production from the Glen Rose and Eagle Ford formations.  Currently our plan is to determine the most effective method for drilling and completing wells in these target zones.  Other than the Belin #2 well, which is being drilled to hold an expiring lease, and the Belin #3 after that, our plans in East Texas are dependent on natural gas prices and results of our Eagle Ford and Glen Rose tests, with the expectation that successful initial tests will create further opportunity.”

Liquidity and Capital Budget

At September 30, 2010, the Company had cash and cash equivalents of $6.9 million and a net working capital deficit of approximately $16.7 million, including $19.8 million of the litigation settlement accrual. On November 1 we closed the joint venture transaction with Atinum and received $30.0 million in cash which was utilized to pay down the $24.0 million outstanding as of September 30 on our revolving credit facility, giving us cash and cash equivalents as of November 4 of approximately $7.3 million.  Planned capital expenditures for our properties for the remainder of 2010 are projected to be approximately $12.8 million, consisting of $10.4 million in East Texas, $1.5 million in Appalachia, $200,000 in the Powder River Basin and an additional $700,000 for capitalized interest and other costs. We plan on funding this capital activity through our existing cash balances, internally generated cash flows from operating activities and availability under our revolving credit facility.

Our borrowing base was $40.0 million at September 30, but effective October 1 was increased to $47.5 million primarily in connection with the Belin #1 well returning to production from all zones.  The next scheduled borrowing base redetermination is May 2011.

Gastar Exploration Conference Call

Gastar Exploration’s management team will hold a conference call tomorrow on November 5th at 10:00 a.m. Eastern Time (9:00 a.m. Central Time), to discuss these results.  To participate in the call, dial 480-248-5085 at least 10 minutes early and ask for the Gastar Exploration conference call.  A replay will be available approximately two hours after the call ends and will be accessible through November 12, 2010.  To access the replay, dial (303) 590-3030 and enter the pass code 4378981#.

The call will also be webcast live over the Internet at www.gastar.com.  To listen to the live call on the Web, please visit Gastar’s web site at least 10 minutes early to register and download any necessary audio software.  An archive will be available shortly after the call.  For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or e-mail dmw@drg-l.com.

 About Gastar Exploration

Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States.  Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays.  We are pursuing natural gas exploration in the deep Bossier gas play in the Hilltop area in East Texas and the Marcellus Shale in West Virginia and central and southwestern Pennsylvania.  We also conduct coal bed methane development activities within the Powder River Basin of Wyoming and Montana.  For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may”, “expects”, “projects”, “anticipates”, “plans”, “believes”, “estimate”, “will”, “should”, and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates.

- Financial Tables Follow -

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands, except share and per share data)
REVENUES:
Natural gas and oil revenues	$8,657	$7,553	$22,152	$32,976
Unrealized natural gas hedge gain (loss)	5,487	(3,290)	13,893	(7,912)
Total revenues	14,144	4,263	36,045	25,064

EXPENSES:
Production taxes	84	76	300	325
Lease operating expenses	1,549	1,759	5,206	5,085
Transportation, treating and gathering	1,165	172	3,508	990
Depreciation, depletion and amortization	2,673	2,954	6,068	14,314
Impairment of natural gas and oil properties	-	-	-	68,729
Accretion of asset retirement obligation	101	90	292	265
General and administrative expense	3,842	5,156	11,618	11,601
Litigation settlement expense	21,150	-	21,150	-
Total expenses	30,564	10,207	48,142	101,309

LOSS FROM OPERATIONS	(16,420)	(5,944)	(12,097)	(76,245)

OTHER INCOME (EXPENSE):
Interest expense	(22)	(1,031)	(120)	(3,330)
Early extinguishment of debt	-	(15,902)	-	(15,902)
Investment income and other	3	499	1,343	522
Gain on sale of assets	-	193,376	-	193,376
Unrealized warrant derivative gain (loss)	2	(495)	205	(495)
Foreign transaction gain	14	3,765	349	3,762

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(16,423)	174,268	(10,320)	101,688

Provision for income tax expense (benefit)	(12)	65,776	(804)	65,776

NET INCOME (LOSS)	$(16,411)	$108,492	$(9,516)	$35,912

NET INCOME (LOSS) PER SHARE:
Basic	$(0.33)	$2.21	$(0.19)	$0.80
Diluted	$(0.33)	$2.21	$(0.19)	$0.79

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	49,148,207	48,990,509	49,063,253	45,126,907
Diluted	49,148,207	49,107,492	49,063,253	45,243,890

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,937	$21,866
Term deposit	-	69,662
Accounts receivable, net of allowance for doubtful accounts of $577 and $609, respectively	2,954	5,336
Receivable from unproved property sale	-	19,412
Commodity derivative contracts	12,233	4,870
Prepaid expenses	269	669
Total current assets	22,393	121,815

PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties, full cost method of accounting:
Unproved properties, excluded from amortization	151,793	132,720
Proved properties	338,954	313,100
Total natural gas and oil properties	490,747	445,820
Furniture and equipment	1,032	867
Total property, plant and equipment	491,779	446,687
Accumulated depreciation, depletion and amortization	(290,094)	(284,026)
Total property, plant and equipment, net	201,685	162,661

OTHER ASSETS:
Restricted cash	50	50
Commodity derivative contracts	11,567	10,698
Deferred charges, net	567	764
Drilling advances and other assets	100	250
Total other assets	12,284	11,762
TOTAL ASSETS	$236,362	$296,238

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,127	$8,291
Revenue payable	4,556	4,621
Accrued interest	167	130
Accrued drilling and operating costs	3,540	736
Commodity derivative contracts	3,263	3,678
Commodity derivative premium payable	3,024	1,190
Accrued litigation settlement liability	19,750	-
Short-term loan	-	17,000
Accrued taxes payable	-	75,887
Other accrued liabilities	1,706	1,438
Total current liabilities	39,133	112,971

LONG-TERM LIABILITIES:
Long-term debt	24,000	-
Commodity derivative contracts	2,141	4,047
Commodity derivative premium payable	5,838	8,176
Accrued litigation settlement liability	1,400	-
Asset retirement obligation	6,463	5,943
Warrant derivative	-	205
Total long-term liabilities	39,842	18,371

Commitments and contingencies (Note 13)

SHAREHOLDERS' EQUITY:
Preferred stock, no par value; unlimited shares authorized; no shares issued	-	-
Common stock, no par value; unlimited shares authorized; 50,378,094 and 50,028,592 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	263,809	263,809
Additional paid-in capital	22,789	20,782
Accumulated deficit	(129,211)	(119,695)
Total shareholders' equity	157,387	164,896
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$236,362	$296,238

GASTAR EXPLORATION LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2010	2009
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(9,516)	$35,912
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	6,068	14,314
Impairment of natural gas and oil properties	-	68,729
Stock-based compensation	2,352	2,767
Unrealized natural gas hedge (gain) loss	(13,893)	7,912
Realized loss (gain) on derivative contracts	1,604	(2,605)
Amortization of deferred financing costs and debt discount	220	1,635
Accretion of asset retirement obligation	292	265
Loss on early extinguishment of debt	-	7,027
Gain on sale of assets	-	(193,376)
Unrealized warrant derivative (gain) loss	(205)	495
Accrued litigation settlement liability	21,150	-
Changes in operating assets and liabilities:
Accounts receivable	2,847	5,215
Commodity derivative contracts	1,232	2,889
Prepaid expenses	400	497
Accrued taxes payable	(1,420)	69,832
Accounts payable and accrued liabilities	(3,333)	(8,821)
Net cash provided by operating activities	7,798	12,687

CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of natural gas and oil properties	(43,588)	(40,868)
Drilling advances	-	(7,122)
Proceeds from sale of natural gas and oil properties	19,199	229,541
Purchase of furniture and equipment	(165)	(15)
Purchase of term deposit	(4,855)	(52,374)
Net cash (used in) provided by investing activities	(29,409)	129,162

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	-	13,829
Repayment of 12 3/4 % senior secured notes	-	(100,000)
Repayment of term loan	-	(25,000)
Repayment of revolving credit facility	-	(18,875)
Repayment of convertible senior unsecured subordinated debentures	-	(10,305)
Repayment of subordinated unsecured notes	-	(3,250)
Repayment of short-term loan	(17,000)	-
Proceeds from term loan	-	25,000
Proceeds from revolving credit facility	24,000	-
Deferred financing charges	(22)	(1,485)
Other	(296)	(298)
Net cash provided by (used in) financing activities	6,682	(120,384)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(14,929)	21,465
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	21,866	6,153
CASH AND CASH EQUIVALENTS, END OF PERIOD	$6,937	$27,618

PRODUCTION AND PRICES

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Production:
Natural gas (MMcf)	2,063	2,139	5,243	7,155
Oil (MBbl)	3	1	7	3
Total production (MMcfe)	2,082	2,145	5,285	7,175

Total (MMcfed)	22.6	23.3	19.4	26.3

Average sales price per unit:
Natural gas per Mcf, excluding impact of realized hedging activities	$3.39	$2.46	$3.74	$2.93
Natural gas per Mcf, including impact of realized hedging activities	4.09	3.50	4.13	4.58
Oil per Bbl	68.47	61.97	70.59	51.29

_______________________________________

Cash flow from operations before working capital changes represents cash flows from operating activities before changes in operating assets and liabilities.  We have reported cash flow from operations before working capital because we believe it is a measure commonly reported and widely used by investors as an indicator of a company’s operating performance.  Cash flow from operations before working capital changes is not a calculation based on U.S. generally accepted accounting principles and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, which are disclosed in our statements of cash flows.  Investors should carefully consider the specific items included in our computation of cash flow from operations before working capital changes.  While we have disclosed our cash flow from operations before working capital to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that cash flow from operations before working capital changes as reported by us may not be comparable in all instances to cash flow from operations before working capital changes as reported by other companies.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(16,411)	$108,492	$(9,516)	$35,912
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	2,673	2,954	6,068	14,314
Impairment of natural gas and oil properties	-	-	-	68,729
Stock-based compensation	713	633	2,352	2,767
Unrealized natural gas hedge (gain) loss	(5,487)	3,290	(13,893)	7,912
Realized loss (gain) on derivative contracts	(159)	(496)	1,604	(2,605)
Amortization of deferred financing costs and debt discount	63	227	220	1,635
Accretion of asset retirement obligation	101	90	292	265
Loss on early extinguishment of debt	-	7,027	-	7,027
Gain on sale of assets	-	(193,376)	-	(193,376)
Unrealized warrant derivative (gain) loss	(2)	495	(205)	495
Accrued litigation settlement liability	21,150	-	21,150	-
Cash flow from operations before working capital changes (1)	$2,641	$(70,664)	$8,072	$(56,925)

_____________________

(1) The three and nine months ended September 30, 2009 each includes $65.8 million of income tax expense related to the sale of the Australian assets.

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